Exhibit 3.1

MC-369764 I, JOY A. RANKINE Certificate Of Incorporation Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by TPG Pace VI Holdings Corp. an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 4th day of January Two Thousand Twenty-One Given under my hand and Seal at George Town in the Island of Grand Cayman this 4th day of January Two Thousand Twenty-One Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 384946377718 www.verify.gov.ky 05 January 2021